Exhibit 99.1
NEWS RELEASE
Atlanta, Georgia
July 30, 2008
Contact: Investor Relations
Phone: (770) 729-6512
E-mail: investor.relations@ems-
t.com
www.ems-t.com
EMS Technologies Reports Second Quarter Results
ATLANTA — July 30, 2008 — EMS Technologies, Inc. (Nasdaq: ELMG) today reported second quarter revenues of $81.3 million and net earnings of $3.4 million, or $.22 per share. The Company’s consolidated net earnings for the comparable quarter in 2007 were $3.6 million, or $.23 per share, on revenues of $72.1 million.
Paul Domorski, president and chief executive officer, commented, “Even in a challenging global economic climate, overall revenues continued to grow, increasing 13 percent compared with Q2 of last year. The strongest growth was in the Company’s defense and space business, where revenues rose 29 percent, and operating income more than doubled from the comparable quarter last year. SATCOM revenues in the second quarter rose 24 percent in 2008 compared with 2007. Revenues from mobile logistics products and services remained in line with the prior year comparable quarter, while the business initiated a restructuring to improve profits.
Consolidated earnings for the second quarter of 2008 were slightly below the level for the comparable 2007 period due to an increase in the estimated engineering effort required on a SATCOM development contract and to restructuring in the LXE business to reduce future operating costs. These two specific issues reduced operating profit for the quarter by a total of approximately $3.0 million before tax. Despite this, we continue to affirm our earnings guidance of $1.30 — 1.40 per share for the full year 2008, based on the outlook for the remainder of the year.
Record Backlog and Strong Revenue Growth in Defense and Space, New Agreement with Panasonic
New orders across space, radar and communication markets established a record divisional backlog of $75.3 million. The backlog included $12.5 million in recent follow-on orders for a National Security Space classified satellite program and for WGS, the DoD’s worldwide satellite system. EMS was selected as a supplier to a new high-capacity broadband satellite planned for launch in 2011. Most significant, EMS was recently selected as Ku-band antenna system supplier to Panasonic Avionics Corporation (“PAC”) for its in-flight entertainment communications system, to be marketed to airlines worldwide. EMS has received an authorization to proceed on non-recurring engineering under an agreement with PAC. Terms of this agreement are still being finalized, but the Company believes the value to EMS of this agreement, including follow-on orders
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for hardware, could over time exceed $120 million. EMS and PAC will jointly announce more details on this initiative in the near future.
EMS’s defense and space revenue growth was driven by several large programs, including a commercial anti-jam contract (the Company’s first) and programs for a commercial communications satellite and a digital radio satellite. In addition, for the ninth consecutive milestone, EMS earned 100 percent of an award fee for the quality of its work on the B-2 program.
“Fueled by growth in defense and space markets, the Company’s defense and space revenues have increased year-over-year in seven of the last eight quarters. We continue to ramp up expansion of our capabilities, both with additional people and enhanced facilities, to tackle the higher backlog of work,” Domorski said, “and we are also leveraging our extensive military communications expertise to the commercial sector.”
LXE Improves Profits, Restructures to Lower Costs
Revenues increased 10% in the second quarter versus first quarter of this year, which helped second quarter profits to improve from the first quarter. Second quarter sales were bolstered by the Company’s acquisition in the first quarter of 2008 of Akerstroms Trux, the Nordics market leader in vehicle-mount computing solutions. These new terminals led to a key recent win with automotive giant General Motors, which will use LXE terminals in a parts replenishment solution to increase the efficiency of GM’s manufacturing lines.
The Company received significant Q2 orders for LXE products from the intermodal market, including Hutchison Port Holdings, the world’s leading port operator, and DP (Dubai Ports) World. LXE equipment is now installed in more than 300 ports worldwide. In addition, the first orders for the MX-7 Cold Storage (CS) handheld computer were shipped to European ice cream manufacturer dadu® for use in cold-storage warehousing facilities, where temperatures reach -28 degrees Celsius. Other new LXE product introductions included the Bluetooth Ring Scanner, an enhanced HX-2 handheld, and mobile computers that feature ultra-bright outdoor displays.
“LXE is expanding its product portfolio and working to strengthen its indirect channels, which should improve sales. The LXE business has also developed a restructuring plan that should create efficiencies and a net reduction of expenses in the future. As a result, we believe that LXE should show positive financial progress in the second half of the year,” Domorski said.
Aero Product Demand Drives SATCOM in Q2, Additional Resources Committed to Development Program
Revenues in the satellite communications business continued to increase and now represent approximately one-third of the Company’s consolidated revenues. As a result of the strong worldwide demand for aircraft, the Company’s second quarter revenues for aero products
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increased 30 percent in 2008 compared with 2007. Within EMS’s aero product lines, sales of high-speed data terminals have been particularly robust, nearly doubling in the second quarter of 2008 compared with the same period in 2007.
SwiftBroadband product launches continued in Q2 with the release of the broadband-equipped HSD-440, the first product to deliver in one transceiver both Inmarsat Classic Services and SwiftBroadband capability. Inmarsat’s Russian distribution partner began marketing EMS’s SwiftBroadband products to Russia’s rapidly growing business jet market. EMS remains today the only company offering fully qualified SwiftBroadband solutions.
In the search and rescue arena, EMS won a five-year, multi-million-dollar order from the U.S. Department of Defense. Also during the quarter, EMS was first to market with the next generation of Cospas-Sarsat ground segment equipment, installing and obtaining acceptance for the first two commercial next-generation MEOSAR ground stations.
SATCOM continues to make substantial progress on Inmarsat’s IsatPhone development program, which remains profitable for the Company. However, in the second quarter, there was a significant increase in the estimate of engineering effort required to complete the product development. This additional effort will be directed toward reducing program risk by applying more engineering resources in design and product verification and enhancing the product testing plan.
Domorski remarked, “SATCOM is experiencing market share gains and increased demand across the several market sectors. The improved value proposition of connectivity is appealing to a wide range of customers, and we are delivering high-speed connectivity to customers across multiple satellite systems. While disappointed by the financial impact of Q2 changes in the IsatPhone development program, we remain committed to broadening SATCOM’s product base with this very promising technology.”
Sky Connect Acquisition Expands EMS Aero Connectivity Strategy to Include Iridium
The Company announced today the signing of a definitive agreement to acquire Sky Connect, LLC, a leading provider of Iridium-based combined tracking and voice systems for general aviation. Founded in 2003 and based in Maryland, Sky Connect has certified systems flying on over 2,000 aircraft, with a current emphasis in helicopter installations. The acquisition for $15.5 million plus potential earn-out is expected to be slightly accretive in 2008. The acquisition will help enable EMS to build an Iridium services-based business, complementing the Company’s industry-leading Inmarsat offerings serving the commercial and military aviation markets.
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Stock Repurchase Program
The Company also announced today that its Board of Directors has authorized a stock repurchase program for up to $20 million of shares, in negotiated transactions of at least 50,000 shares each. The Company currently has approximately 16 million shares of common stock outstanding. John B. Mowell, Chairman of the Board commented, “We expect to benefit our shareholders by using a portion of our cash resources for stock repurchases. The EMS Board believes that such repurchases would be both a good investment, and could well provide timely liquidity should situations arise in which the sale of large positions might otherwise distort short-term market prices.” Specific repurchase decisions will be based on market prices and conditions at the time, and on continuing evaluation of alternative needs and opportunities for cash usage. At current prices, repurchases are expected to be slightly accretive to EPS.
Appointment of Dr. Neil Mackay as Chief Operating Officer
The Company announced today, the appointment of Dr. Neil Mackay as executive vice president and chief operating officer. Dr. Mackay most recently served as executive vice president, strategy and is the former general manager of EMS’s highly profitable SATCOM business. “Neil has made significant contributions to the Company’s growth and strategic development, and I look forward to the opportunity to work more closely with him,” said Domorski.
Year-end Guidance
Domorski concluded, “The Company’s second quarter was led by the performance of our defense and space business, with its healthy backlog, and by the success of our products in what is still a strong aeronautical satcom market. We have enough visibility on the prospects of these businesses to believe that they will continue to execute well and increase profits. We also believe that the LXE business will continue to make progress in the second half of 2008. In addition, we are making the LXE operations more efficient and cost-effective. As a result, we are maintaining our expected earnings from continuing operations for the 2008 fiscal year in the range of $1.30 to $1.40 per share.”
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About EMS Technologies, Inc.
EMS Technologies, Inc. (Nasdaq: ELMG) is a leading innovator in the design, manufacture, and marketing of wireless communications technologies addressing the enterprise mobility, communications-on-the-move and in-flight connectivity markets for both the commercial and government industries. EMS focuses on the needs of the mobile information user and the increasing demand for wireless broadband communications. EMS products and services enable communications across a variety of coverage areas, ranging from global, to regional, to within a single facility. EMS has three operating segments:
•	LXE is a leading provider of rugged computers and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide;
•	Defense & Space Systems supplies highly- engineered subsystems for defense electronics and sophisticated satellite applications — from military communications, radar, surveillance and countermeasure to commercial high-definition television, satellite radio, and live TV for today’s most innovative airlines; and
•	SATCOM supplies a broad array of terminals and antennas that enable end-users in aircraft and other mobile platforms, such as military command vehicles or over-the-road trucks, to communicate over satellite networks at a variety of data speeds.
For more information, visit EMS at www.ems-t.com.
There will be a conference call at 9:30 AM Eastern time on Wednesday , July 30, 2008 in which the Company’s management will discuss the financial results for the second quarter of 2008. If you would like to participate in this conference, please call 866.682.6100 (international callers call 201.499.0416) approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will also be available through Wednesday, August 6, 2008 by dialing 888.346.3949 (international callers use 404.260.5385) or by accessing our website.
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Statements contained in this press release regarding the Company’s expectations for its financial results for 2008, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

•	successful completion of technological development programs by the Company and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and the cost structure of the Company’s non-U.S. operations, as well as the potential for realizing foreign exchange gains and losses associated with non-U.S. assets or liabilities held by the Company;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in the Company’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications), and whether these responses and conditions develop according to our expectations;

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the availability of financing for satellite data communications systems;
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•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	the Company’s ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	the availability of sufficient additional credit or other financing, on acceptable terms, to support any large acquisitions that we believe would contribute to our growth and profitability;

•	the ability to negotiate successfully with potential acquisition candidates, finance acquisitions, or effectively integrate the acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquisitions do not perform as expected or are otherwise dilutive to our earnings;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations made by the Company, and obligations assumed by purchasers, in connection with the Company’s dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which the Company must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict the Company’s ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce the Company’s ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2007.
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EMS Technologies, Inc.
Consolidated Statements of Operations
(In millions, except per-share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28	June 30	June 28	June 30
	2008	2007	2008	2007
Net sales	$81.3	72.1	156.8	138.7
Cost of sales	51.7	45.2	98.6	86.9
Selling, general and administrative expenses	20.7	18.1	40.8	35.7
Research and development expenses	5.5	4.8	10.6	9.0

Operating income	3.4	4.0	6.8	7.1
Interest income	0.7	1.5	1.8	2.8
Interest expense	(0.4)	(0.6)	(0.8)	(1.0)
Foreign exchange gain (loss)	0.2	(0.3)	0.2	(0.5)

Earnings from continuing operations before income taxes	3.9	4.6	8.0	8.4
Income tax expense	0.5	1.0	0.4	2.0

Earnings from continuing operations	3.4	3.6	7.6	6.4
Loss from discontinued operations	—	—	—	(0.4)

Net earnings	$3.4	3.6	7.6	6.0

Net earnings (loss) per share:
Basic — from continuing operations	$0.22	0.23	0.49	0.42
Basic — from discontinued operations	—	—	—	(0.03)

Basic earnings per share	$0.22	0.23	0.49	0.39

Diluted — from continuing operations	$0.22	0.23	0.48	0.42
Diluted — from discontinued operations	—	—	—	(0.03)

Diluted earnings per share	$0.22	0.23	0.48	0.39

Weighted average number of shares:
Basic	15.6	15.3	15.6	15.3
Diluted	15.8	15.4	15.8	15.4
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EMS Technologies, Inc.
Consolidated Balance Sheets — Unaudited
(In millions)

	June 28	Dec 31
	2008	2007
Assets

Cash and cash equivalents	$119.6	134.0

Receivables billed	62.4	61.1
Unbilled receivables under long-term contracts	30.3	24.0

Trade accounts receivable	92.7	85.1

Inventories	33.9	28.9
Other current assets	9.3	9.1

Current assets	255.5	257.1

Net property, plant and equipment	41.1	39.9
Goodwill	21.7	10.0
Other assets	22.0	16.8

	$340.3	323.8

Liabilities and Stockholders’ Equity

Bank debt and current installments of long-term debt	$1.3	3.2
Accounts payable	28.7	22.4
Other liabilities	35.3	33.0

Current liabilities	65.3	58.6

Long-term debt	9.9	10.5

Other non-current liabilities	7.7	7.6
Stockholders’ equity	257.4	247.1

	$340.3	323.8

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EMS Technologies, Inc.
Segment Data — Unaudited
(In millions)

	Three Months Ended		Six Months Ended
	June 28	June 30	June 28	June 30
	2008	2007	2008	2007
Net sales
LXE	$37.5	37.5	71.8	70.1
Defense & Space Systems	19.0	14.7	34.4	28.4
SATCOM	24.8	19.9	50.6	40.2

Total	$81.3	72.1	156.8	138.7

Operating income (loss)
LXE	$0.7	2.2	1.2	3.0
Defense & Space Systems	1.9	0.8	2.4	1.8
SATCOM	1.4	1.6	4.5	4.2
Other	(0.6)	(0.6)	(1.3)	(1.9)

Total	$3.4	4.0	6.8	7.1

Earnings (loss) from continuing operations
LXE	$0.5	1.3	0.7	1.9
Defense & Space Systems	1.1	0.5	1.5	1.0
SATCOM	1.7	1.7	5.0	4.2
Other	0.1	0.1	0.4	(0.7)

Total	$3.4	3.6	7.6	6.4

For further information please contact:	Gary B. Shell
Chief Financial Officer
770-729-6512
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